World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

Contact:    Teresa Burchfield        407-826-4560

Tupperware Brands Reports Third-Quarter Results and Announces Accelerated Stock Repurchases

•	Sales Up 13%, 8% in local currency

•	GAAP Diluted Earnings Per Share 44 cents; 47 cents excluding items impacting comparability*, an increase of 27% or 19% in local currency

•	2009 and Forward Local Currency Sales Growth and Profitability Outlooks Raised

•	Accelerated Stock Repurchases expected in fourth quarter 2008 and in 2009

Tupperware Segments’ Sales Grow 15% and Beauty Segments’ Sales Grow 9%; Third Quarter Active Representatives Increase 5%

Orlando, Fla., October 21, 2008 - (NYSE: TUP) Tupperware Brands Corporation today reported its sixth consecutive quarter of double-digit sales growth. Third quarter 2008 sales grew 13% year over year (8% in local currency) to $513 million with growth in all 5 segments.

Chairman and CEO, Rick Goings commented, "We are pleased to report another strong quarter of local currency sales growth, which was at the high end of the guidance we gave in July. Our emerging markets accounted for 56% of our third quarter sales, and the bulk of these businesses continued to perform extremely well generating a 21% increase in sales in local currency. Our established market businesses as a group were down 5% in sales in local currency, largely reflecting sluggish economies. We believe we will generate modest local currency growth from these established markets in 2009 and forward, as we’ve seen the payoff in selected markets of the work we’ve done over the last several years to revitalize these businesses. We’re looking forward to our investor meeting on Wednesday morning, where we’ll take the opportunity to give more depth on why we believe we’re in the early innings of capitalizing on the growth opportunities in our emerging markets and the strategies that will support our growth in established markets. This meeting will be webcast.”

* See Non-GAAP Financial Measures Reconciliation Schedule highlighting items impacting profit comparability.

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“We last raised our longer term local currency sales growth and profitability outlooks in mid 2007. In light of the sales growth trend in our emerging market businesses, along with their now greater than 50% contribution to our overall business, and the improvement in our overall pre-tax profit return on sales since 2007 and what we see going forward, we’re raising our outlook again today. We now foresee annual local currency sales increases of 6 - 8%, up from 5 - 7% per year previously, and a pre-tax profit return on sales, excluding items impacting comparability, of 9.5 - 10.5%, which is up 1/2 percentage point from the previous guidance. Based on our 2008 outlook, versus 2007 we’ll grow sales in local currency by 8 - 9% and generate a pre-tax profit return on sales of about 9.5%.”

“Based on the progress we’ve made since the fourth quarter of 2005 in reducing our leverage, we expect to reach our long-term target range of 1.5 to 2.0X debt-to-EBITDA in the fourth quarter. As a result, our Board has approved our use of cash flow generated by our business, along with continuing to use option proceeds, to repurchase shares under our $150 million authorization from May 2007. We’ll do this while continuing to maintain our leverage in line with our target range and our financial measures within the covenants in our credit agreement. We expect to begin these incremental share repurchases in the fourth quarter using about $10 million and currently expect to repurchase about $40 million worth of shares in 2009. While we will continue to consider the possibility of a dividend increase in the future, given our current well above average dividend yield and other factors, we chose an acceleration of our repurchase program as the best choice at this time.”

In the third quarter of 2008, diluted earnings per share was 44 cents versus 11 cents last year. Excluding certain items impacting comparability from both years, the diluted earnings per share comparison was 47 cents this year, compared with 37 cents last year. The increase primarily reflected higher profit from the Tupperware segments, along with a 2 cent benefit from stronger foreign currencies. The 47 cents was 5 cents above the high end of the Company’s July 2008 guidance even though the benefit from foreign exchange was 4 cents below the high end of the July forecast. The upside was primarily from the impact of higher sales and profit in the Tupperware Asia Pacific segment, the Company’s stock price on the cost of a management incentive plan and a lower than foreseen income tax rate from items arising during the quarter. The tax rate was nonetheless higher than the 2007 rate. Profit in the Beauty North America segment was lower than forecast in July.

Tupperware Brands will conduct an investor presentation and conference call tomorrow, Wednesday, October 22, at 8:00 am Eastern time. The presentation and conference call will be webcast and archived, along with a copy of this news release on www.tupperwarebrands.com.

Tupperware Segments*

In Europe, third quarter sales rose by 15% (8% in local currency) over the prior year. The positive sales force trends continued in the emerging markets leading to 32% (30% in local currency) sales growth coming most notably in Russia and Tupperware South Africa, with a meaningful contribution from Turkey as well. Established markets were up 5% (-3% in local currency) with Germany down 8% in local currency, primarily due to the timing of shipments. Growth in some markets, led by France and Greece provided a partial offset. The German sales force was up slightly versus 2007 at the end of the quarter. The whole segment’s total sales force size advantage at 15% remained about the same as the end of the second quarter. The average active sales force was up 8% in the quarter. Return on sales improved by 1 point, reflecting a greater share of sales coming from high profit emerging markets and less promotional investment and bad debt expense in Germany. This led to a 32% increase (34% in local currency) in profit for the segment.

*Amounts discussed in Segment Highlights are on a GAAP basis including purchase accounting amortization and certain restructuring costs. See Non-GAAP Financial Measures Reconciliation Schedule for information excluding these items.

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Asia Pacific achieved an 18% (15% in local currency) sales increase with emerging markets up 40% in dollars and local currency led by strong double-digit growth in Indonesia, China and Malaysia/Singapore. There was a partial offset from double-digit decreases in the two Japanese businesses. Total sales force was up 8% at the end of the quarter and the number of active sellers was up 18%. Operating profit increased 32% (29% in local currency), an improvement in return on sales of 2 percentage points to 20%, primarily reflecting leverage from the higher sales in the emerging markets.

Tupperware North America had 12% (9% in local currency) higher sales, reflecting increases in Mexico and the U.S./Canada. Mexico’s core sales were up, and there was also a meaningful contribution from business-to-business sales, and U.S./Canadian sales were up slightly. The quarter end total sales force size was up 15% versus the prior year and active sellers in the segment were up 19%, reflecting lower productivity per seller in light of the economic situation. There was a 33% increase (27% in local currency) in operating profit primarily reflecting continued improvement in the U.S./Canadian value chain.

Beauty Segments

In the Beauty North America segment, sales rose 1% (-3% in local currency) reflecting a low single digit increase in local currency by Fuller Mexico and a double-digit decrease by BeautiControl North America. Sales at Fuller Mexico were impacted by lower productivity primarily in the maquiladoras area along the northern border of Mexico. Fuller Mexico’s total sales force closed the quarter up by a mid-single digit percentage versus prior year. The whole segment’s total sales force size was up 1% and average active sellers were up 2% in the quarter. Recruiting, active sellers and productivity were down at BeautiControl, which is being addressed in a number of ways, including a more attractive entry kit price in the fourth quarter. Segment profit was lower by 1% (-7% in local currency), reflecting the lower sales by BeautiControl and start up costs related to a single-level campaign merchandising beauty business, like Fuller Mexico, aimed at Hispanics in the United States.

The Beauty Other segment achieved a 23% (17% in local currency) sales increase, reflecting higher sales forces and sales throughout Central and South America, most notably in Venezuela, Brazil and Argentina. The Nutrimetics units were down slightly in local currency as a group. The total sales force in the segment was up 10% and the active sales force was up 2% in the quarter. The segment had a loss of $2.2 million in the quarter, which included costs from items impacting comparability totaling $2.6 million. See Non-GAAP Financial Measures Reconciliation Schedule.

Year to Date Results

For the first nine months of 2008 total company sales grew 17% (9% in local currency) to $1.6 billion. The Tupperware brand segments grew 18% (10% in local currency) and the Beauty brand segments by 14% (8% in local currency). Businesses operating in emerging markets comprising 51% of total company sales grew 26% (20% in local currency) and the remaining businesses that operate in established markets were up slightly in dollars and in local currency. The total sales force was 9% higher at the end of September versus the prior year, and active sellers were up 5% for the year-to-date period. Profit from the operating segments rose 24% (16% in local currency), driven primarily by an increase in profit by the emerging markets notably Russia, Tupperware South Africa, China, Indonesia, Fuller Mexico and Tupperware Brazil, as well as the established markets of Australia and the United States in the Tupperware brand segments. The only meaningful year-over-year decrease was by BeautiControl. Diluted earnings per share was $1.51, up 52% (32% in local currency). Excluding certain adjustment items for the first nine months of 2008, diluted earnings per share was $1.79, up 36% (22% in local currency).

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2008 Outlook

The full year 2008 sales guidance range is an increase of 10 to 11% versus 2007 (8 to 9% in local currency) and GAAP diluted earnings per share is expected to be $2.55 to $2.60, with an even to 2 cent positive impact on the comparison versus 2007 from foreign currencies. Excluding certain adjustments, full-year diluted earnings per share guidance is $2.57 to $2.62, up 14 to 16% in local currency compared with 2007. Versus the September full year earnings guidance, the local currency sales increase range has been narrowed by 1 percentage point to the high end of the previous range, and the diluted earnings per share range, excluding items impacting comparability, has been decreased by 10 cents for weaker foreign currencies and increased by 3 cents for the better than forecast results achieved in the third quarter. Along with the impact of weaker foreign currencies and 3 cent improvement in the outlook coming from the third quarter actual results, the GAAP earnings per share guidance range includes versus the September guidance a 24 cent increase in the gain expected from an insurance recovery associated with the December 2007 warehouse fire in Hemingway, South Carolina.

The Tupperware segments are expected to increase sales 9 to 10%, as reported and in local currency, and the Beauty segments by 7 to 8% (6 to 7% in local currency). The GAAP segment profit return on sales in the Tupperware Europe and North America segments are expected to be even with, to slightly higher than, 2007, and in Asia Pacific is expected to be up about 1 percentage point. The GAAP return on sales in the Beauty North America segment is expected to be down 1 percentage point plus, and a small loss is expected in the Beauty Other segment including items impacting comparability.

Fourth Quarter 2008 Outlook

The fourth quarter sales outlook including a negative 10 point impact on the comparison with 2007 from weaker foreign currencies is a decrease of 4 to 6% (increase 4 to 6% in local currency). GAAP diluted earnings per share is expected to be $1.04 to $1.09 cents versus 87 cents last year. Excluding certain adjustment items diluted earnings per share is expected to be 79 to 84 cents versus 94 cents last year. This 10 to 15 cent decrease includes a negative impact of 13 to 15 cents versus 2007 from weaker foreign currencies, and even with to up 3 cents versus 2007 in local currency.

Longer Range Outlook

For 2009 and forward the guidance range for annual local currency sales increases is raised from 5 to 7% to 6 to 8%, although based on current foreign exchange rates, the negative impact on the 2009 versus 2008 comparison would be negative 9 percentage points. The outlook for local currency sales increases is 12 to 14% from the more than half of the Company’s sales that are generated in emerging market economies and is 1 to 2% in the remaining established market economies in which the Company operates. The pretax return on sales guidance range is raised one-half percentage point from 9 to 10% to 9.5 to 10.5%. The income tax rate is expected to be in the low-to-mid 20 percent range. Based on current foreign exchange rates, the negative impact on the 2009 versus 2008 diluted earnings per share comparison would be 37 to 39 cents.

Credit and Liquidity

The Company’s main source of credit and funding is its $800 million facility that runs through September 2012 that includes $200 million in revolving borrowing capacity. As of September 2008 revolving credit borrowings were $100 million of the $200 million available. As of the end of September, the Company’s $146 million cash balance included approximately $55 million that normally would have been used to pay down revolving credit borrowings over the end of the quarter. This pay down was not done in light of conditions in the external credit markets.

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In the fourth quarter of 2007, the Company generated $118 million of cash from operating activities net of cash used in investing activities. The Company’s full year 2008 guidance for this measure remains at $110 to $120 million, which includes $127 to $137 million to be generated in the fourth quarter. A substantial insurance recovery is included in this amount for the fourth quarter related to the December 2007 fire at the Company’s Hemingway South Carolina warehouse.

Accelerated Share Repurchases

The $150 million share repurchase authorization from May 2007 has been used to date to repurchase shares with proceeds from stock option exercises. In 2007 and through the third quarter of 2008, $64 million of such repurchases have been made. This program has now been accelerated to also include repurchases with a portion of cash generated by the business going forward such that the Company maintains its target debt-to-EBITDA ratio of 1.5 to 2.0X and remains in compliance with its debt covenants. Purchases are expected to be made beginning with about $10 million in the fourth quarter of 2008 and about $40 million in 2009.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.2 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land sales, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.  The Company does not intend to regularly update forward-looking information other than through its quarterly earnings releases or in between such releases in the event it expects diluted earnings per share for the current quarter, excluding adjustment items, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements; re-engineering costs; purchase accounting intangible asset amortization; purchase accounting intangible asset and goodwill impairment costs; and costs associated with terminating the Company’s previous credit agreement.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operation.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

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The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces, recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline as the years progress.  Similarly in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the third quarter of 2007 and second quarter of 2008, the Company has recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.  Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

Finally, in 2007, the Company entered into a new credit agreement, which triggered the non-cash write off of previously deferred debt costs and costs associated with the settlement of floating-to-fixed interest rate swaps that were hedging the borrowings under the previous agreement.  These costs are also not expected to be incurred in most reporting periods and for comparison purposes have also been excluded from the indicated financial information.

Included on the Company's website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company's financial covenants as of and for the four quarters ended September 27, 2008 under its Credit Agreement dated September 28, 2007. This includes the calculation of the ratio of debt-to-EBITDA referred to in this release.

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TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	September 27,	September 29,	September 27,	September 29,
(In millions, except per share data)	2008	2007	2008	2007

Net sales	$513.1	$454.7	$1,640.1	$1,404.5
Cost of products sold	186.1	160.9	580.2	489.7
Gross margin	327.0	293.8	1059.9	914.8

Delivery, sales and administrative expense	284.8	260.9	899.4	790.7
Re-engineering and impairment charges	1.2	3.0	6.9	6.6
Impairment of goodwill and intangible assets	-	11.3	9.0	11.3
Gains on disposal of assets	2.2	5.6	2.8	10.2
Operating income	43.2	24.2	147.4	116.4

Interest income	1.3	0.8	3.8	2.8
Interest expense	10.3	19.8	29.1	42.5
Other expense	1.7	0.4	3.8	1.9
Income before income taxes	32.5	4.8	118.3	74.8
Provision for (benefit from) income taxes	5.0	(2.1)	22.7	12.8
Net income	$27.5	$6.9	$95.6	$62.0

Net income per common share:

Basic earnings per share:	$0.44	$0.11	$1.55	$1.02

Diluted earnings per share:	$0.44	$0.11	$1.51	$0.99

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks Ended September 27, 2008	13 Weeks Ended September 29, 2007	Reported % Inc (Dec)	Restated % Inc (Dec)	Foreign Exchange Impact	39 Weeks Ended September 27, 2008	39 Weeks Ended September 29, 2007	Reported % Inc (Dec)	Restated % Inc (Dec)	Foreign Exchange Impact

Net Sales:
Europe	$159.2	$138.8	15	8	$8.1	$582.7	$479.3	22	10	$50.7
Asia Pacific	88.3	74.5	18	15	2.2	244.1	200.5	22	14	14.2
TW North America	80.1	71.6	12	9	1.8	233.8	215.7	8	6	5.1
Beauty North America	111.5	109.8	1	(3)	4.6	360.2	336.1	7	4	10.8
Beauty Other	74.0	60.0	23	17	3.1	219.3	172.9	27	16	15.6

	$513.1	$454.7	13	8	$19.8	$1,640.1	$1,404.5	17	9	$96.4

Segment profit (loss):
Europe	$13.5	$10.2	32	34	$(0.1)	$81.5	$63.8	28	17	$5.9
Asia Pacific	18.0	13.6	32	29	0.3	45.1	31.2	45	36	2.1
TW North America	6.7	5.0	33	27	0.3	19.1	14.5	31	27	0.6
Beauty North America	14.1	14.3	(1)	(7)	0.9	48.6	48.3	1	(4)	2.3
Beauty Other	(2.2)	(0.4)	+	+	-	(8.2)	(7.5)	9	2	(0.5)

	50.1	42.7	17	13	$1.4	186.1	150.3	24	16	$10.4

Unallocated expenses	(9.6)	(10.2)	(6)			(29.4)	(28.1)	5
Gains on disposal of assets	2.2	5.6	(60)			2.8	10.2	(72)
Re-engineering and impairment charges	(1.2)	(3.0)	(65)			(6.9)	(6.6)	1
Impairment of goodwill and intangible assets	-	(11.3)	(100)			(9.0)	(11.3)	(20)
Interest expense, net	(9.0)	(19.0)	(52)			(25.3)	(39.7)	(36)

Income before taxes	32.5	4.8	+			118.3	74.8	58
Provision for (benefit from) income taxes	5.0	(2.1)	+			22.7	12.8	77
Net income	$27.5	$6.9	+			$95.6	$62.0	54

Net income per common share (diluted)	$0.44	$0.11	+			$1.51	$0.99	53

Weighted average number of diluted shares	63.4	62.9				63.4	62.6

TUPPERWARE BRANDS CORPORATION
RECONCILIATION
(In millions except per share data)

	13 Weeks Ended September 27, 2008				13 Weeks Ended September 29, 2007
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$13.5	$0.2	a	$13.7	$10.2	$0.2	a	$10.4
Asia Pacific	18.0	0.3	a	18.3	13.6	0.5	a	14.1
TW North America	6.7	-		6.7	5.0	-		5.0
Beauty North America	14.1	1.1	a	15.2	14.3	1.5	a	15.8
Beauty Other	(2.2)	2.6	a, g	0.4	(0.4)	1.2	a	0.8
	50.1	4.2		54.3	42.7	3.4		46.1

Unallocated expenses	(9.6)	-		(9.6)	(10.2)			(10.2)
Gains on disposal of assets	2.2	(2.2)	b	-	5.6	(5.6)	b	-
Re-eng and impairment chgs	(1.2)	1.2	c	-	(3.0)	3.0	c	-
Impairment of goodwill and intangible assets	-	-	d	-	(11.3)	11.3	d	-
Interest expense, net	(9.0)			(9.0)	(19.0)	9.6	e	(9.4)
Income before taxes	32.5	3.2		35.7	4.8	21.7		26.5
Provision for income taxes	5.0	0.6	f	5.6	(2.1)	5.1	f	3.0
Net income	$27.5	$2.6		$30.1	$6.9	$16.6		$23.5

Net income per common share (diluted)	$0.44	$0.03		$0.47	$0.11	$0.26		$0.37

	39 Weeks Ended September 27, 2008				39 Weeks Ended September 29, 2007
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$81.5	0.4	a	$81.9	$63.8	$0.7	a	$64.5
Asia Pacific	45.1	1.1	a	46.2	31.2	1.6	a	32.8
TW North America	19.1	-		19.1	14.5	-		14.5
Beauty North America	48.6	3.0	a	51.6	48.3	4.5	a	52.8
Beauty Other	(8.2)	4.4	a, g	(3.8)	(7.5)	3.3	a	(4.2)
	186.1	8.9		195.0	150.3	10.1		160.4

Unallocated expenses	(29.4)	-		(29.4)	(28.1)	-		(28.1)
Gains on disposal of assets	2.8	(2.8)	b	-	10.2	(10.2)	b	-
Re-eng and impairment chgs	(6.9)	6.9	c	-	(6.6)	6.6	c	-
Impairment of goodwill and intangible assets	(9.0)	9.0	d	-	(11.3)	11.3	d	-
Interest expense, net	(25.3)	-		(25.3)	(39.7)	9.6	e	(30.1)
Income before taxes	118.3	22.0		140.3	74.8	27.4		102.2
Provision for income taxes	22.7	4.3	f	27.0	12.8	7.0	f	19.8
Net income	$95.6	$17.7		$113.3	$62.0	$20.4		$82.4

Net income per common share (diluted)	$1.51	$0.28		$1.79	$0.99	$0.33		$1.32

(a)	Amortization of intangibles of acquired beauty units.

(b)
Gains on disposal of assets of $2.8 million in 2008 includes $2.2 million in the third quarter for the sale of land held for development near the Company’s Orlando, Florida headquarters (Land Sales) and $0.6 million for insurance proceeds from flood damage in Indonesia reported in the second quarter. In 2007, the $10.2 million year-to-date includes a $5.6 million gain in the third quarter for Land Sales, a $2.1 million gain reported in the second quarter of 2007 related to sale of excess land in Australia and a $2.5 million gain recorded in the first quarter for an insurance recovery from 2006 fire at a former manufacturing facility in Tennessee.

(c)
Year-to-date 2008 includes $0.8 million of impairment charges for obsolete software and equipment in the South Africa beauty business, as well as various machinery and equipment in other manufacturing units, of which $0.3 million was incurred in the third quarter; $0.7 million related to the relocation of the Company’s Belgium and BeautiControl manufacturing facilities, of which $0.4 million was incurred in the third quarter; and $5.3 million related to severance costs incurred to reduce headcount in the Company’s BeautiControl, Belgium, France, Germany, Italy, Mexico, Malaysia, Netherlands and Philippines operations, of which $0.5 million was incurred in the third quarter. Year-to-date 2007 included $1.8 million related to the relocation of the Company’s BeautiControl manufacturing facility, $3.0 million for impairment charges related to facilities in South Carolina, Japan and Philippines, of which $2.5 million was recorded in the third quarter, and $1.8 million related to severance costs incurred to reduce headcount in the Company’s Australia, France, Japan, Mexico, Philippines and Switzerland operations, of which $0.5 million was recorded in the third quarter.

(d)
In the second quarter of 2008, the Company reviewed the intangible assets of its acquired beauty businesses. As a result of this review, the Nutrimetics and NaturCare tradenames were deemed to be impaired, resulting in a non-cash impairment charge of $9.0 million. In the third quarter of 2007, the Company completed a similar review and the Nutrimetics’ goodwill and tradename were deemed to be impaired, resulting in a non-cash impairment charge of $11.3 million.

(e)
On September 28, 2007, the Company entered into a new credit agreement replacing the existing credit facility which resulted in a non-cash write off of deferred debt costs totaling $6.1 million. In connection with the termination of the previous credit facility, the Company also terminated certain interest rate swaps resulting in a termination payment of $3.5 million.

(f)	Provision for income taxes represents the net tax impact of adjusted amounts.

(g)
Includes $1.8 million related to non-saleable inventory in the Company’s South America region of the Beauty Other segment brought about by a decision to work with a more focused product line in certain areas.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 21, 2008

($ in millions, except per share amounts)

	Full Year	Full Year
	2007 Actual	2008 Outlook
		Range
		Low	High

Income before income taxes	$141.4	$209.5	$214.1

% change from prior year		48%	51%

Income tax	$24.5	$48.3	$49.5
Effective Rate	17%	23%	23%

Net Income (GAAP)	$116.9	$161.2	$164.7

% change from prior year		38%	41%

Adjustments(1):
Gains on disposal of assets	$(11.80)	$(34.6)	$(34.60)
Re-engineering and other restructuring costs	9.0	11.3	11.3
Acquired intangible asset amortization/Purchase Accounting	13.6	9.4	9.4
Purchase Accounting intangibles and goodwill impairment	11.3	9.0	9.0
Costs Associated with implementing new credit agreement	9.6
Income tax (2)	(7.4)	6.4	6.4
Net Income (Adjusted)	$141.2	$162.7	$166.1

% change from prior year		15%	18%

Exchange rate impact (3)	(0.1)	-	-
Net Income (Adjusted and 2007 Restated for currency changes)	$141.1	$162.7	$166.1

% change from prior year		15%	18%

Net income (GAAP) per common share (diluted)	$1.87	$2.55	$2.60

Net Income (Adjusted) per common share (diluted)	$2.25	$2.57	$2.62

Average number of diluted shares (millions)	62.6	63.3	63.3

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2007 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 21, 2008

($ in millions, except per share amounts)

	Fourth Quarter 2007 Actual	Fourth Quarter 2008 Outlook
		Range

		Low	High

Income before income taxes	$66.4	$91.5	$95.8

% change from prior year		38%	44%

Income tax	$11.6	$25.6	$26.8
Effective Rate	17%	28%	28%

Net Income (GAAP)	$54.8	$65.9	$69.0

% change from prior year		20%	26%

Adjustments(1):
Gains on disposal of assets	$(1.7)	$(31.8)	$(31.8)
Re-engineering and other restructuring costs	-	3.1	3.1
Acquired intangible asset amortization/Purchase Accounting	3.5	2.3	2.3
Costs Associated with implementing new credit agreement	2.4	-
Income tax (2)	(0.3)	10.5	10.5
Net Income (Adjusted)	$58.7	$50.0	$53.1

% change from prior year		-15%	-10%

Exchange rate impact (3)	(9.4)	-	-
Net Income (Adjusted and 2007 Restated for currency changes)	$49.3	$50.0	$53.1

% change from prior year		1%	8%

Net income (GAAP) per common share (diluted)	$0.87	$1.04	$1.09

Net Income (Adjusted) per common share (diluted)	$0.94	$0.79	$0.84

Average number of diluted shares (millions)	62.7	63.2	63.2

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2007 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)

	Sep. 27, 2008	Dec. 29, 2007

Assets

Cash and cash equivalents	$146.4	$102.7
Other current assets	661.3	596.8
Total current assets	807.7	699.5

Property, plant and equipment, net	261.0	266.0

Other assets	913.5	903.2

Total assets	$1,982.2	$1,868.7

Liabilities and Shareholders' Equity

Short-term borrowings and current portion of long-term debt	$107.7	$3.5
Accounts payable and other current liabilities	423.1	446.8

Total current liabilities	530.8	450.3

Long-term debt	588.0	589.8

Other liabilities	298.9	305.9

Total shareholders' equity	564.5	522.7

Total liabilities and shareholders' equity	$1,982.2	$1,868.7

Total Debt to Capital Ratio 55%
Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	39 weeks ended	39 weeks ended
	September 27,	September 29,
(In millions)	2008	2007

OPERATING ACTIVITIES
Net cash provided by operating activities	$7.3	$50.2

INVESTING ACTIVITIES
Capital expenditures	(38.2)	(31.2)
Proceeds from disposal of property, plant & equipment	5.6	11.3
Proceeds from insurance settlements	7.5	4.4

Net cash used in investing activities	(25.1)	(15.5)

FINANCING ACTIVITIES
Dividend payments to shareholders	(40.7)	(40.3)
Repurchase of common stock	(22.7)	(32.0)
Net proceeds from issuance of term debt	-	598.4
Repayment of long-term debt and capital lease obligations	(2.2)	(669.2)
Net change in short-term debt	100.9	27.8
Other, net	28.2	39.8

Net cash provided by (used in) financing activities	63.5	(75.5)

Effect of exchange rate changes on cash and cash equivalents	(2.0)	3.6

Net change in cash and cash equivalents	43.7	(37.2)

Cash and cash equivalents at beginning of year	102.7	102.2

Cash and cash equivalents at end of period	$146.4	$65.0

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Third Quarter Ended September 27, 2008

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.

Europe	97,167	8	487,013	15
Asia Pacific	48,123	18	331,199	8
TW North America	80,426	19	245,793	15
Tupperware	225,716	14	1,064,005	13

Beauty North America	330,274	2	594,669	1
Beauty Other	240,725	2	557,942	10
Beauty	570,999	2	1,152,611	5

Total	796,715	5	2,216,616	9

(a) As collected by the Company and provided by distributors and sales force.